Exhibit 5.1

July 18, 2011

Angiotech Pharmaceuticals, Inc.

1618 Station Street

Vancouver, BC V6A 1B6

Dear Sirs/Mesdames:

Re:	Angiotech Pharmaceuticals Inc. (Incorporation No. 0374228)

(the “Company”) – Registration Statement on Form S-8

We are Canadian counsel to the Company.

We are writing in reference to the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement (the “Registration Statement”) on Form S-8 under the United States Securities Act of 1933, as amended (the “Act”). We understand that the purpose of the Registration Statement is to register a total of 2,130,150 Common Shares of the Company (the “Shares”), which are issuable pursuant to the Company’s 2011 Stock Incentive Plan, as adopted by the Company’s board of directors (the “Board”) on May 12, 2011 (the “Plan”).

We understand that, effective May 12, 2011, the Company has issued Shares as restricted stock under the Plan as well as options and restricted stock units entitling the holders thereof to acquire Shares (collectively, the “Outstanding Plan Shares”). We also understand that the Company may issue additional Shares as restricted stock under the Plan, as well as options, stock appreciation rights, deferred share units or restricted stock units entitling the holders thereof to acquire Shares (collectively, the “Available Plan Shares”).

All assumptions and statements of reliance and understanding herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In expressing the opinion set forth herein, we have relied solely on the following documents:

(a)	copies of the Plan; and

(b)

a copy of resolutions of the Board dated with effect on May 12, 2011 issuing Shares as restricted stock and reserving and allotting Shares for issue on exercise of options and restricted stock units issued under the Plan and on exercise of units, rights and options to be issued under the Plan in the future, and we assume that such resolutions remain in full force and effect.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the articles of the Company and certain other resolutions of the Board. We have relied exclusively upon these documents without independent investigation for the purpose of providing our opinion expressed below.

In examining all documents we have assumed that:

(a)	all individuals had the requisite legal capacity;

(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;

(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate; and

(e)	performance of the obligations would not be illegal under the law of the place of performance if that is a place other than British Columbia.

Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the laws of Canada applicable in British Columbia (“Applicable Laws”).

Our opinion is expressed with respect to Applicable Laws in effect on the date of this opinion and we do not accept any responsibility to inform the addressee of any change in law subsequent to this date that does or may affect our opinion.

As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein. We also have assumed that any future changes to the terms and conditions of the Plan will be duly authorized by the Company and will comply with all applicable laws.

Based on the above, we are of the opinion that:

1.	the issuance of the Outstanding Plan Shares has been duly and properly authorized, and the Outstanding Plan Shares will, upon the due and proper

(a)	grant of restricted stock under the Plan;

(b)	exercise of options in accordance with the terms of the Plan; or

(c)	exercise of rights in respect of restricted stock units granted under the Plan;

be validly issued as fully paid and non-assessable Common Shares of the Company; and

2.	the Available Plan Shares will, upon:

(a)	the grant of one or more options under the Plan, the allotment for issuance of Available Plan Shares under such options, and the fixing of a price for such Available Plan Shares in accordance with the Plan by the Board and receipt by the Company of payment in full for each such Available Plan Share to be issued and the issuance of such Available Plan Shares in accordance with the terms of the Plan;

(b)	the grant of one or more restricted stock units, deferred share units or stock appreciation rights under the Plan, the allotment for issuance of Available Plan Shares pursuant to such restricted stock units, deferred share units or stock appreciation rights by the Board and the issuance of such Available Plan Shares in accordance with the terms of the Plan; and/or

(c)	the issuance of Available Plan Shares as restricted stock in accordance with the terms of the Plan;

be duly and properly authorized and be validly issued as fully paid and non-assessable Common Shares of the Company.

Consent is hereby given to the use of our name in the Registration Statement, and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is solely for the benefit of the addressee and not for the benefit of any other person. It is rendered solely in connection with the transaction to which it relates. It may not be quoted, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent.

Yours truly,

/s/ Stikeman Elliott LLP

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